Exhibit (j)







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to  the  references  to  our  firm  under  the  caption  "Financial
Highlights" within the Prospectus and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated February 12, 2016 relating to the financial statements of AB Variable Products Series Fund, Inc. - AB Growth and Income Portfolio for the fiscal year ended December 31, 2015, which is incorporated by reference in this Post-Effective Amendment No. 69 to the Registration Statement (Form N-1A No. 33-18647) of AB Variable Products Series Fund, Inc.




                                                       /s/ ERNST & YOUNG LLP



New York, New York
January 9, 2017